Consent of Ernst & Young LLP, Independent Auditors


     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to registration of an additional 1,505,165 shares for issuance pursuant to the 1994 Incentive Stock Option and Stock Appreciation Rights Plan of Martin Color-Fi, Inc., of our report dated February 13, 1998, except for the last paragraph of Note 6, as to which the date is March 4, 1998, with respect to the consolidated financial statements and schedule of Martin Color-Fi, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                               Ernst & Young LLP

Greenville, South Carolina
August 25, 1998